EXHIBIT 10(b)

                          AGREEMENT

     AGREEMENT, dated the 6th day of October, 1997 between Nabisco Ltd, a corporation existing under the Canada Business Corporations Act, having its registered office address at 10 Park Lawn Road, Etobicoke, Ontario, Canada M8Y 3H8 ("Nabisco" or "Licensor") and Lincoln Snacks Company, a Delaware corporation having a principal place of business at 4 High Ridge Park, Stamford, Connecticut 06905 ("Licensee").

                          Recitals

     WHEREAS, Nabisco is the owner of the trademarks Planters, Mr. Peanut and the Representation of Mr. Peanut, together with associated logos, trade dress, packaging appearance and claims to copyrights associated therewith (hereinafter referred to as the "IP") in Canada;

     WHEREAS, Licensee desires the right to use the IP on and in connection with the manufacture, distribution, advertising and sale of its Fiddle Faddle branded snack food products and Nabisco is willing to grant permission to do so, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual promises and agreements herein set forth, Nabisco and Licensee hereby agree as follows:

                         Definitions

     In this Agreement, the following terms have the indicated meaning:

     The "Term" of this Agreement is for an initial period of five (5) years commencing January 1, 1998. Nabisco and Licensee may in their unfettered discretion mutually agree to additional five year periods at least one hundred eighty (180) days prior to the time when the initial five year period (or extended period, as the case may be) would otherwise expire.

     "IP" means the trademarks Planters, Mr. Peanut and the Representation of Mr. Peanut, together with associated logos, trade dress, packaging appearance and claims to copyrights associated therewith.

     "Territory" means Canada, its Provinces, Territories and
Municipalities.

     "Products" means ready-to-eat caramelized popcorn product, with or without nuts as a secondary ingredient, sold in the Territory under Licensee's Fiddle Faddle trademark, including the products identified in
Exhibit 1 hereto and any new flavor developed by Licensee and approved by Nabisco in the manner set forth herein, said approval not to be unreasonably withheld or delayed.

     "Distribution Channels" means all channels of trade.

     The "First License Year" shall mean the period from January 1, 1998 to December 31, 1998. The "Nth License Year" (N greater than one) means the twelve (12) month period measured from January 1, 1999 or the respective (N-1) anniversary thereof.

     "Associated Materials" means the labeling, packaging, advertising and promotional materials, including retail store signs and displays and other point of sale material, advertising and promotional copy and strategy, television commercials and all other written material intended to be distributed to the trade or public on which the IP appears or is intended to be used.

     The "Lincoln Operating Procedures" means the formulae, specifications, good manufacturing practices, plant quality control procedures, product recall and withdrawal procedures, consumer and manufacturing complaint procedures, audit and inspection procedures, sanitary/environmental and pest control procedures, ingredient specifications, finished product specifications and shelf life of the Products contained in the Standard Operating Procedures Manual and the QA Procedures Manual as currently used by Licensee and previously approved by Licensor, as the same may from time to time be amended with Licensor's written approval.

     "Net Sales" means the gross sales of Product less cash discounts and returns.

     "Equivalent Cases" means an aggregate of sixty (60) ounces of Fiddle Faddle (e.g., twelve (12) packages of five (5) ounces each), and an aggregate of fifty-one (51) ounces of Fat Free Fiddle Faddle;
provided, however, that a "bonus" pack consisting of twelve (12) packages of six (6) ounces each (or seventy two (72) ounces in the aggregate) shall be deemed to be one Equivalent Case.

1.   License Grant
     -------------
  a. Subject to the terms and conditions hereof, for the Term of this Agreement, Nabisco hereby grants to Licensee an exclusive license to use the IP in connection with the production, packaging, promotion, sale and exploitation of the Products in the Distribution Channels in the Territory, subject to the provisions of Paragraph 5 below, so long as Licensee produces the Products substantially in accordance with the provisions of the Lincoln Operating Procedures and so long as the Products are manufactured only at the Licensee's manufacturing facility in Lincoln, Nebraska, or such other plant as Licensor shall approve in writing, such approval not to be unreasonably withheld or delayed (collectively, the "Plants"; "Plant" means any one of the Plants). In the event the Plants are not operated by Licensee, Licensee shall ensure that the Plants are contractually obligated to comply with the quality control provisions for the Products set forth in this Agreement and in the Lincoln Operating Procedures, provided, however, that Licensee shall remain fully and primarily liable to Licensor under this Agreement for the performance of any and all Plants.

  b. Licensee shall have no right to the IP or to make, use or sell any goods utilizing the IP, or otherwise to deal in or with the IP, other than as expressly granted in this Agreement. Licensee shall have no right to make, use or sell any goods utilizing any reproduction, counterfeit, copy or colorable imitation of the IP, or otherwise deal in or with such IP.

  c. Licensee shall be responsible for manufacturing the Products and all costs associated therewith shall be paid by Licensee.

  d. Nothing in this Agreement shall be construed to prevent Nabisco from granting any other license or right to make, use or sell goods bearing the IP, or from utilizing the IP in any manner whatsoever, other than for caramelized ready-to-eat popcorn products, with or without nuts as a secondary ingredient.

  e. Licensee acknowledges that Nabisco has prior to the date hereof licensed the use of the Planters and Mr. Peanut family of trademarks in Canada to Johnvince Foods/JVF Canada Inc. in connection with nut products; nut candy products; peanut butter products; and pumpkin seeds and sunflower seeds products. Notwithstanding anything to the contrary herein contained, Licensee acknowledges such other licensed use of the trademarks, and Licensor does not consider the aforesaid to be a conflict of Licensee's exclusive rights hereunder with respect to the Products. Licensee also confirms that Johnvince Foods/JVF Canada Inc. is Licensee's current distributor of Products in the Territory.

2.   Quality Control
     ---------------
  a. Licensee shall comply in all material respects with the practices, procedures, specifications and quality programs contained in the current Lincoln Operating Procedures, a copy of which shall be provided to Nabisco upon execution of this Agreement and incorporated herein by reference. No alterations, modifications or other changes to the Products or the Lincoln Operating Procedures shall be made without the approval of Licensor, not to be unreasonably withheld or delayed; provided, however, Licensee may change the packaging sizes by written notice to Licensor and without the consent of Licensor. Upon approval by Nabisco, the Lincoln Operating Procedures and any alterations, modifications or other changes shall be deemed incorporated into this Agreement. Licensee shall provide Nabisco on an annual basis an updated version of the Lincoln Operating Procedures signed by the appropriate Licensee official. If no changes are made to the Lincoln Operating Procedures in any particular year during the Term, then Licensee shall provide Nabisco with a signed statement to that effect.

  b. Licensee agrees to manufacture Product only at the Plant.
     Licensee shall ensure that all Plants and equipment used to manufacture, store, and distribute the Products are maintained in a clean and sanitary manner, in good working order, and comply in all material aspects with all applicable local, state and federal laws, ordinances, rules and regulations now or hereafter in effect pertaining to the operation of the Plants or the production of the Products, including, but not limited to, FDA's Good Manufacturing Practice Regulations set forth at 21 C.F.R. Part 110, and, to the extent said Plants or equipment are physically located in Canada, its applicable Canadian equivalent.

  c. Licensee shall comply in all material respects with the methods of testing raw materials, ingredients and packaging materials, and finished Products in accordance with local, state and federal standards and in accordance in all material respects with the Lincoln Operating Procedures. Licensee shall conduct, at its own expense, certain tests on the Products including microbiological analyses and organoleptic testing pursuant to the quality standards set forth in the Lincoln Operating Procedures and which test results shall, upon request, be delivered to Nabisco; provided, however, Licensee shall immediately advise Nabisco of results that indicate material noncompliance with the Lincoln Operating Procedures or material noncompliance with applicable local, state or federal laws, ordinances, rules or regulations and upon instruction of Nabisco correct such defects within 10 business days.

  d. Licensee acknowledges and agrees that, solely for the purpose of ensuring compliance in all material respects with the Lincoln Operating Procedures, applicable law, and licensee's compliance with the terms of this Agreement, Nabisco may inspect, or cause to be inspected, on reasonable notice and during normal business hours, the Plants and any other Product manufacturing, warehouse or distribution facility, ingredients and raw materials, finished and in-process Products, and may audit, or cause be audited, Licensee's quality control and sanitation programs and/or the quality control and sanitation programs of the Plant, or other Product manufacturing, warehouse or distribution facility. After each inspection and audit, Nabisco will submit reports to Licensee, instructing corrective action if the facility, program or condition does not comply in any material respect with the Lincoln Operating Procedures or fails to comply in any material respect with applicable local, state or federal laws, ordinances, rules or regulations. Licensee agrees to implement any necessary corrective action within thirty (30) days of notice, or if the defect is such that it cannot be remedied within thirty (30) days, Licensee shall commence taking all reasonable and appropriate steps to remedy the defect within such thirty (30) day period and shall proceed thereafter with due diligence and good faith to complete the curing as soon as possible; provided, however, Licensee shall immediately suspend utilizing a Plant and/or other facility in which the Products are manufactured, warehoused, distributed, stored or sold, when in Nabisco's reasonable judgment, a defect or condition is found that causes or may cause a health or safety risk if such defect or condition rises to the level of a Class I or Class II recall. Licensee shall, for as long as the health or safety risk is present, refrain from utilizing the affected Plant and/or facility for the Products. If Licensee continues to utilize the affected Plant or facility, Nabisco shall have the right to immediately terminate or suspend this Agreement as to the affected Plant or facility and the Product(s) manufactured, warehoused, distributed, stored or sold therein. Should this Agreement be so terminated or suspended as a result of a breach of this paragraph 2.d., Licensee shall have no cause of action against Nabisco in connection with such termination or suspension, including but not limited to any claim for damages or compensation for losses or expenses incurred, or for lost profits. Licensee agrees to incorporate provisions consistent herewith into any agreement with the Plants and any third parties whom Licensee may employ to manufacture, warehouse, distribute or store any item of the Product.

     When so warranted, Licensee acknowledges its obligations to recall, at its sole cost and expense, if so instructed by Nabisco or requested by any applicable governmental agency or regulatory body, any Products manufactured by it and present at any level of trade, including, but not limited to, warehouse, wholesale or retail levels, should such Products fail to comply in a material respect with the Lincoln Operating Procedures or be subject to market withdrawal or recall pursuant to standards, laws, ordinances, rules or regulations of any applicable governmental agency or regulatory body.

  e. Licensor has the unqualified right to withdraw its approval of any Products in the event that their quality ceases to materially conform with the specifications set forth in the Lincoln Operating Procedures. Licensor has the unqualified right to withdraw its approval of any Associated Materials in the event that their quality ceases to materially conform with Nabisco's standards for quality and for intellectual property protection.

  f. Nabisco shall have the right to receive from Licensee, upon request, at Nabisco's cost and expense, a reasonable quantity of samples of Products and Associated Materials.

  g. Approval by Licensor of any Product, including any prior approval by Licensor, shall not be construed to mean that Licensor has determined that said Product complies with the applicable laws, regulations, ordinances or other applicable standards, such determination being the sole responsibility of Licensee.

3.   Purchase of Ingredients
     -----------------------
  a. This Paragraph is independent of any other Paragraph of this Agreement.

  b. Licensee shall be responsible, directly or through its contract manufacturers, for the purchase of all flavorings, other ingredients, packaging and other Associated Materials for the Products in accordance with the Lincoln Operating Procedures. In no event shall Nabisco be responsible, financially or otherwise, for such purchases.

  c. Licensee is not required to purchase ingredients, including nuts, from Nabisco for use in the Products. However, Licensee shall ensure that all ingredients, including nuts, it uses in the manufacture of the Products comply with the relevant quality standards currently in place for the existing Products, as set forth in the Lincoln Operating Procedures, with any changes in said standards being subject to Nabisco's approval in accordance with Paragraph 2.a.

4.   Pure Food Guarantee and Compliance With Laws
     --------------------------------------------
  a. Licensee guarantees that the Products produced by it shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and its Canadian equivalent, as from time to time amended, and regulations promulgated thereunder, and are not articles which, under the provisions of Sections 404 or 505 of said federal act, may not be introduced into interstate commerce, and are not in violation of the provisions of the Food Additives Amendment of 1958. This guarantee is in like terms extended and shall be applicable to any applicable state law or municipal ordinance in which the definitions of adulteration or misbranding are substantially the same as those in said federal act.

  b. Licensee warrants that the Products shall be manufactured, sold and distributed in material compliance with all applicable federal, state and local laws, rules and regulations. The sale and distribution by Licensee of the Products shall be consistent with past practice in that it did not, and will not, in any manner reflect adversely upon the good name of Nabisco or any of its programs, products or properties, or the IP.

5.   Marketing and Advertising
     -------------------------
  a. Subject to compliance with the requirements of paragraph 5.c., Licensor hereby approves the Associated Materials as currently used by Planters and Licensee and hereby agrees that any non-material changes to such Associated Material shall not require the consent of Licensor. Licensee shall submit to Vice President, General Counsel & Secretary, Nabisco Ltd, 10 Park Lawn Road, Etobicoke, Ontario, Canada M8Y 3H8 and to Kathleen Gallagher, Nabisco Brands Company, Suite 2740, One South Wacker Drive, Chicago, Illinois 60606, for prior and prompt approval, which shall not be unreasonably withheld, (i) any material changes to Associated Materials currently used by Licensee, and (ii) any new associated materials. If Licensor requests material changes, Licensee shall amend or cause to be amended the Associated Materials to the reasonable satisfaction of Nabisco in the manner that Nabisco shall direct. Nabisco also reserves the right to change unilaterally any aspect of the IP that is the subject of this Agreement (e.g., the trade dress for PLANTERS). Should this occur, Nabisco may, at its discretion, notify Licensee of any changes at least six (6) months prior to effecting any such changes, if reasonably possible. In such event, Licensee shall have the right to utilize its existing inventory of Associated Materials during such six (6) month period, and shall have six (6) months in which to make the necessary modifications to the IP on its Associated Materials, with any material changes required by Licensor being subject to the approval procedure set forth in this Paragraph 5.a.

  b. Licensee shall advise Nabisco, upon request, with respect to the compliance of the Associated Materials with all applicable federal, state and local laws or regulations, including, but not limited, to labeling laws and regulations, in the jurisdiction(s) in which the Products will be manufactured, distributed, stored and/or sold. In the event any Associated Materials fail to comply with any applicable labeling law or regulation, Licensee undertakes to hold Nabisco harmless from any and all damages it may suffer as a result of failure to comply with such laws and regulations. Approval by Licensor of any material changes to the Associated Materials in accordance with the procedure set forth in Paragraph 5.a. shall not be construed to mean that Licensor has determined that said changes to the Associated Materials comply with the applicable laws, regulations, ordinances or other relevant standards.

  c. Licensee shall imprint or cause to be imprinted legibly on all Associated Materials wherein the IP or related copyrighted work may appear, an appropriate trademark notice consisting of either the "Trademark" designation or the "Registered Trademark" federal registration designation and a copyright notice as directed by Nabisco. In addition to and without detracting from the foregoing, a marking legend shall be used in association with the Products along the lines of the following: "Planters, Mr. Peanut and the Rep. of Mr. Peanut are registered trademarks in Canada of Nabisco Ltd, used under license. Distributed by the authority of Lincoln Snacks. Please address consumer inquiries to:

               Lincoln Snacks Company
               4 High Ridge Park
               Stamford, Connecticut  06905
               Attn: Customer Service
               Fax:  203-329-4555

  d. Except as set forth herein, Licensee shall, at its sole cost and expense, handle all consumer complaints relative to the Products and shall respond to all such complaints in an appropriate manner. Notwithstanding the foregoing, Licensee shall immediately forward to Nabisco all consumer complaints about the Products which may materially and adversely affect the reputation or business of Nabisco or the IP. Nabisco and Licensee shall confer, where necessary, as to how to respond to such consumer complaints. For the First License Year, Licensee shall forward quarterly summaries of all consumer complaints about the Products to Nabisco. Thereafter, Licensee shall forward quarterly summaries of all consumer complaints upon written request of Nabisco. Nabisco shall have the right to respond to all such material consumer complaints or inquiries concerning the Products. Such complaints shall be directed to:

               Ms. Pat Mozeke
               Director of R&D/QA
               Planters Company
               200 DeForest Avenue
               East Hanover, NJ 07936
               (201) 503-2852

     or such other person as Nabisco shall designate from time to time in writing.

6.   Goodwill
     --------
     Licensee recognizes the great value of the goodwill associated with the IP and acknowledges that the IP and all rights therein and goodwill pertaining thereto belong exclusively to Nabisco, and that the IP has and will continue to have a secondary meaning in the mind of the public to signify Nabisco. Accordingly, Licensee shall not do or permit to be done any act or thing or permit any Products to enter the stream of commerce or be sold or distributed that may materially impair the goodwill or other rights of Nabisco in the IP or that would otherwise materially prejudice, tarnish or damage the reputation of the IP, Nabisco, or the sale of Nabisco's products.

7.   Title and Protection
     --------------------
  a. Licensee acknowledges Nabisco's title to the IP and agrees that it shall not at any time knowingly do or suffer to be done any act or thing or undertake any action anywhere that in any manner might infringe or impair the validity, scope, or title of Nabisco in the IP, or in any other intellectual property which may be owned by Nabisco at any time during the Term hereof. It is understood that Licensee or any affiliate of Licensee shall not acquire and shall not claim any title to the IP adverse to Nabisco by virtue of this Agreement, the parties intending that all utilization of the IP by Licensee shall at all times inure to the exclusive benefit of Nabisco.

  b. Nabisco acknowledges Licensee's title to the Lincoln IP (as defined in paragraph 7.f.) and agrees that it shall not at any time knowingly do or suffer to be done any act or thing or undertake any action anywhere that in any manner might infringe or impair the validity, scope or title of Licensee in the Lincoln IP, or in any other intellectual property which may be owned by Licensee at any time during the Term hereof. It is understood that Nabisco or any affiliate of Nabisco shall not acquire and shall not claim any title to the Lincoln IP adverse to Licensee by virtue of this Agreement, the parties intending that all utilization of the Lincoln IP by Nabisco shall at all times inure to the exclusive benefit of Licensee.

  c. Licensee agrees that it will not use the name of Nabisco or any reproduction, counterfeit, copy or colorable imitation thereof, as a trading designation or in any other way, except to indicate, in the manner set forth in Paragraph 5.c. above, that Licensee is authorized by Nabisco to use the IP in respect of the Products.

  d. Nabisco agrees that it will not use the name of Licensee or any reproduction, counterfeit, copy or colorable imitation thereof, as a trading designation or in any other way.

  e. Licensee shall notify Nabisco in writing of any infringement and any reproduction, counterfeit, copy or colorable imitation by others of the IP that may come to Licensee's attention, and Nabisco shall have the sole and exclusive right to determine whether or not any action shall be taken on account of any such infringement, reproduction, counterfeit, copy or imitation. Nabisco shall control any and all infringement and unfair competition actions and it shall have the sole and exclusive right to commence or prosecute any claims or suits with respect to the IP in its own name or jointly in the name of Nabisco and Licensee at Nabisco's expense.

  f. Nabisco shall notify Licensee in writing of any infringement and any reproduction, counterfeit, copy or colorable imitation by others of the Fiddle Faddle trademark, together with the associated logos, trade dress, packaging appearance and claims to copyrights associated therewith ("Lincoln IP") that may come to Nabisco's attention, and Licensee shall have the sole and exclusive right to determine whether or not any action shall be taken on account of any such infringement, reproduction, counterfeit, copy or imitation. Licensee shall control any and all infringement and unfair competition actions and its shall have the sole and exclusive right to commence or prosecute any claims or suits with respect to the Lincoln IP in its own name or jointly in the name of Licensee and Nabisco at Licensee's expense.

8.   Indemnifications
     ----------------
  a. Except as otherwise provided in Paragraph 8.c. below, Licensee hereby agrees to indemnify and hold harmless Nabisco and its parent and affiliated companies and each of their respective agents, officers, directors, and employees from any and all claims, losses, demands, damages, judgments, costs and expenses, including reasonable attorneys' fees, that may be claimed, asserted or rendered against Nabisco or any or all of the above mentioned persons or their successors, arising from: (i) any actual or alleged injury, damage, death or other occurrence to any person or property arising or resulting directly or indirectly out of the distribution and sale, or the possession, use or consumption of the Products manufactured, sold or supplied by Licensee at any time; (ii) subject to Paragraph 8.c. below, any actual or alleged patent, copyright or trademark infringement or dilution, false advertising, unfair competition or trade secret violation, arising from the formulation, manufacture, packaging, distribution, promotion, exploitation or sale of the Products;
     (iii) the failure of Licensee to fulfill any of its obligations under this Agreement; or (iv) any breach by Licensee of its representations or warranties in this Agreement. Any consents, approvals, inspections, reviews or similar actions undertaken or not undertaken by Nabisco or its agents under this Agreement shall not waive, reduce or otherwise affect or diminish any rights of Nabisco or any of the above mentioned parties or their successors to indemnification under this Agreement.

  b. Except as may be provided in Paragraph 8.c. below, Nabisco and its parent and affiliated companies, and each of their respective agents, officers, directors, and employees or their successors will not be responsible, in any way, to any party whatsoever, with respect to any warranties, negligence, defects, or other obligations, however any of the foregoing might arise, with respect to the formulation, manufacture, packaging, distribution, promotion, exploitation, or sale of the Products. Licensee and its parent and affiliated companies, and each of their respective agents, officers, directors, and employees or their successors will not be responsible, in any way, to any party whatsoever, with respect to any warranties, negligence, defects, or other obligations, however any of the foregoing might arise, with respect to the formulations, manufacture, packaging, distribution, promotion, exploitation, or sale of any of Nabisco's products, except the Products.

  c. Nabisco hereby agrees to indemnify and hold harmless Licensee and its parent and affiliated companies and each of their respective agents, officers, directors, and employees from any and all claims, losses, demands, damages, judgments, costs and expenses, including reasonable attorneys' fees, that may be claimed or asserted or rendered against Licensee, or any or all of the above mentioned persons or their successors arising from: (i) any actual or alleged injury, damage, death or other occurrence to any person or property arising or resulting, directly or indirectly, out of the distribution and sale, or the possession, use or consumption of any of Nabisco's products manufactured, sold or supplied by Nabisco during the Term; (ii) any actual or alleged copyright, trademark infringement, false advertising or unfair competition arising out of the use of the IP in the Territory by Licensee pursuant to this Agreement; (iii) the failure of Nabisco to fulfill any of its obligations under this Agreement; and (iv) any breach by Nabisco of its representations or warranties in this Agreement. Nabisco reserves the right to defend itself against any said trademark infringement suit and Licensee shall assist Nabisco in the defense of any such suit as Nabisco may reasonably request.

  d. In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the person seeking indemnity (the "Claimant") shall promptly notify the other party (the "Indemnitor") of such matter in writing. The Indemnitor shall then promptly assume primary responsibility for and shall have primary control of such matter, including settlement negotiations and the institution and defense of any legal proceedings, provided the Claimant shall retain the right to be represented, at its expense, by separate counsel. The Claimant shall have the right to approve or disapprove any proposed settlement, provided that in the event Claimant disapproves a proposed settlement, the Claimant shall promptly assume responsibility for and control of such matter and the Indemnitor shall thereafter have no further obligation or liability for indemnification with regard to such matter. Subject to the foregoing, the Claimant shall otherwise fully cooperate at the Indemnitor's expense in the Indemnitor's handling and defense of any such claims, action or proceeding.

  e. In the event of a challenge or protest by the Federal Trade Commission, the Food and Drug Administration, any state attorney general or any other regulatory body, and/or the Canadian equivalents, alleging false or misleading advertising and/or labeling provisions and/or adulterated or misbranded product, the Claimant shall (to the extent permitted by law or such governmental agency) have the right to participate in any settlement proceedings related thereto and to be consulted by the Indemnitor regarding such settlement, and the Indemnitor shall not, without the prior consent (not to be unreasonably withheld or delayed) of the Claimant: (i) settle or compromise any such challenge or protest or (ii) (unless required by law) release to the public any settlement or other statement of the terms under which such challenge or protest has been settled or compromised.

  f. Licensee shall have no claim or cause of action against Nabisco, including, but not limited to, any claim for damages or compensation for losses or expenses incurred, including attorneys' fees, or for lost profits, arising in any fashion from the lawful and proper termination of this Agreement.

9.   Insurance
     ---------
  a. Licensee shall obtain, and at its own cost and expense, Ten Million Dollars ($10,000,000) umbrella comprehensive general liability insurance, including product liability coverage, and One Million Dollars ($1,000,000) advertiser's liability coverage, protecting Nabisco and its parent and affiliated companies against any claim or suits arising in any fashion from the consumption, manufacture, distribution, advertising, promotion or sale of the Products. Such coverage shall be in United States Dollars or the Canadian equivalent. Licensee shall submit to Nabisco certificates of insurance with a thirty (30) day prior written notice of cancellation provision, with "RJR Nabisco, Inc., its subsidiaries, and affiliated companies and each of their respective officers, directors, agents and employees" named as additional insured parties, as evidence of such insurance coverage. At least 30 days prior to the commencement of the Term of this Agreement, Licensee shall submit to Nabisco a binder as evidence of insurance coverage set forth above with certificates of insurance subsequently submitted to Nabisco within thirty (30) days thereafter. Licensee shall keep policies in force during the Term of this Agreement and for at least one year thereafter, and submit to Nabisco evidence of renewal prior to the expiration of the original term of insurance and each renewal term thereafter.

  b. It is understood and agreed that if Licensee fails to obtain or maintain in force for a period of 30 consecutive days such comprehensive general liability insurance and advertiser's liability coverage, pursuant to the requirements of Paragraph 9.a. above, Nabisco shall have the right to terminate this Agreement should the defect not be remedied within five (5) business days following receipt of notice by Licensee. Should this Agreement be so terminated, Licensee shall have no cause of action against Nabisco or its parent or affiliated companies in connection with such termination, including, but not limited to, any claim for damages or compensation for losses or expenses incurred, or for lost profits.

10.  Royalties and Payments
     ----------------------
  a. The parties hereby agree on the following royalty rates pursuant to the provisions of Article 8(b) of the "February 28, 1997 Amendment to Exclusive Distribution Agreement" between Licensee and Licensor's affiliated company, Nabisco, Inc. (Planters unit) dealing with the sale of Products in Canada, namely:

     (i) Nabisco hereby grants Licensee a royalty free license for use of the IP on the Products in the Distribution Channels in the Territory for the First and Second License Year;

     (ii) In the Third through Fifth License Years, Licensee shall pay Nabisco a royalty in each such License Year of (i) one percent (1%) of annual Net Sales of Products in the Distribution Channels in the Territory with respect to sales of up to 500,000 Equivalent Cases of Product in any such License Year; and (ii) two percent (2%) of annual Net Sales of Products in the Distribution Channels in the Territory with respect to sales in excess of 500,000 Equivalent Cases of Product in any such License Year.

  b. Licensee shall provide Nabisco, within forty-five (45) days after the end of each calendar quarter, during the Third through Fifth License Years, whether or not any royalties are due, a complete and accurate statement of its Net Sales of Products for that quarter substantially in the form set forth in Exhibit 2, which statement shall be accompanied by any payment due.

11.  Reports and Records
     -------------------
  a. Licensee shall keep at its principal place of business accurate and complete records of all matters pertaining to its obligations under this Agreement. Nabisco, or its authorized representative, shall have the right to audit said records (upon thirty (30) days written notice, during normal business hours) solely for the purpose of determining the accuracy of any royalty statement delivered to Licensor.

  b. Licensee shall maintain records to verify accuracy of the computation of royalty payments for a period of one (1) year after such payments. Nabisco, or its authorized representative, shall have the right to audit said records for the period of one (1) year after such payments. This Paragraph 11.b. shall survive the termination of this Agreement.

  c. In the event the audit discloses a discrepancy between royalties due Nabisco and royalties actually paid to Nabisco of greater than ten percent (10%), Licensee shall pay Nabisco's audit costs under this Paragraph and the balance due on the earned royalties, together with interest thereon calculated from the date such deficiency was due at an annual rate based on the then current three month LIBOR Rate plus twelve point five (12.5) basis points.

12.  Term and Termination
     --------------------
  a. Term. The Term shall commence as of January 1, 1998 and shall continue for a period of five years thereafter, unless sooner terminated or extended as set forth herein below.

  b. Termination in Event of Default, With Right to Cure. If any of the following defaults shall have happened:

     (i) If Licensee fails to make any required payment or submit the required royalty report for a period beyond thirty (30) days from the date such payment or report was due, or fails to pay with interest any amount due within three (3) business days after notice of default; or

     (ii) If Licensee fails to have affixed on any Product the notice required by Section 5.c. hereof or as required by applicable law or regulation, or utilizes any Associated Materials not approved by Nabisco, where required, in accordance with the procedure set forth in Section 5.a.; or

     (iii) In the event one or more of the following events shall occur, which event or events do not rise to the level of a Class I or Class II recall (as set forth in Paragraph 12.c. herein): (A) food pathogens are found in a Product or a Product is otherwise adulterated; (B) Licensee has materially deviated from the Lincoln Operating Procedures, without obtaining the prior approval of Licensor in accordance with the procedure set forth in Paragraph 2.a.; or (C) Licensee has materially altered the taste, texture, nature or in other respects the quality of a Product without Nabisco's prior written consent given pursuant to Paragraph 2 above; or

     (iv) If Licensee commits a material breach of this Agreement, or defaults with respect to a material obligation under this Agreement or otherwise fails to perform a material obligation (other than a breach, default or failure that rises to the level of a Class I or Class II recall, as set forth in Paragraph 12.c. herein), which breach, default or failure, in the judgment of Nabisco (exercised reasonably and in good faith), as an isolated event or a series of events in the aggregate, has caused or resulted in:

            A. material damage to the reputation or goodwill of Nabisco; or

            B. material adverse publicity to Nabisco, the IP and/or Nabisco's marks, or material adverse publicity to Licensee which has a material adverse affect on Nabisco, the IP and/or Nabisco's marks; or

            C. Product that is likely to cause severe adverse health consequences or is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and its Canadian equivalent, has been distributed by Licensee which in the judgment of Nabisco (exercised reasonably and in good faith) has resulted in material damage to the reputation or goodwill of Nabisco or material adverse publicity to Nabisco, the IP and/or Nabisco's trademarks, or material adverse publicity to Licensee which has a material adverse affect on Nabisco, the IP and/or Nabisco's trademarks; or

       (v) If Licensee otherwise defaults in the performance of any of the other terms, conditions or provisions of this Agreement (other than a default that rises to the level of a Class I or Class II recall, as set forth in Paragraph 12.c. herein) in such a manner as to materially and adversely affect the rights of Nabisco hereunder or the validity or enforceability of a IP;

     then in all the foregoing circumstances, Licensor may, if it so elects, terminate this Agreement upon thirty (30) days prior written notice; provided, however, that none of the circumstances set forth in Paragraph 12.b. above shall constitute a breach (with the remedy of the exercise of the right of termination being available to Licensor) if any such breach or default is remedied within thirty (30) days after written notice thereof from Licensor, or if such breach or default is of a nature that cannot be remedied within thirty (30) days, Licensor shall have commenced curing such breach or default within thirty (30) days after written notice thereof from Licensor and shall proceed thereafter with due diligence and good faith to complete the curing as soon as possible.

  c. Termination Under Extraordinary Circumstances By Nabisco Without Right to Cure. Notwithstanding anything in this Agreement to the contrary, Nabisco shall have the right, in its sole discretion, to terminate this Agreement immediately and without Licensee's right to cure, upon notice to Licensee, if any of the following events occur:

     (i) In the event of a breach, failure or default of this Agreement, which breach, failure or default, in the judgment of Nabisco, as an isolated event or a series of events in the aggregate, has caused or resulted in: Product has been distributed that qualifies as (a) a Class I recall of the Product or (b) a Class II recall of the Product (Class I and Class II shall have the meanings set forth in 21 C.F.R.
            Section 7.3 and its Canadian equivalent); or

     (ii) If Licensee fails to obtain or maintain insurance coverage, pursuant to the requirements of Paragraph 9; or

     (iii) In the event of an actual or attempted assignment or sublicense hereof by Licensee, or in the event Licensee delegates its duties hereunder or subcontracts a substantial portion of the manufacture of any Product without Nabisco's prior written consent in each instance, or

     (iv)   Licensee commits multiple breaches previously cured under
            Section 12.b., or

     (v) Licensee enters into a licensing agreement in violation of Paragraph 21.

  d. Termination in the event of Bankruptcy. If (i) Licensee files a voluntary petition of bankruptcy, (ii) an order for relief under the Bankruptcy Code or other insolvency law is entered against Licensee which order is not vacated within 20 days, (iii) Licensee is adjudicated as bankrupt, (iv) a petition in bankruptcy is filed against Licensee which petition is not dismissed within 90 days from the filing thereof, (v) Licensee become insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency law, or (vi) if a receiver is appointed for it or its business, the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. Should this Agreement be so terminated, Licensee, its administrator, successors, or assigns shall have no right to sell, exploit or in any way deal with or in any Products covered by this agreement or any written or printed or tangible matter bearing the IP, except with and under the special consent and instructions in writing of Nabisco.

  e. Termination for Failure to Use IP. If at any time after the end of the Second License Year of this Agreement Licensee introduces Products in the Territory without the IP, fails to introduce Products in the Territory bearing the IP, or ceases to sell Products in the Territory bearing the IP, Nabisco may: (i) terminate the license hereby granted; or (ii) amend the license grant to a non-exclusive license; which options may be exercised, in Nabisco's sole discretion and at its option, by giving written notice to Licensee. Such notice shall be effective when mailed, without any period for cure.

  f. Termination by Licensee. Licensee shall at all times have the right to terminate this Agreement upon 30 day prior written notice.

13.  Inventory Upon Termination
     --------------------------
  a. Ten (10) days after a notice of termination is given or the happening of an event that automatically terminates this Agreement where no notice is required, Licensee shall furnish to Nabisco a statement certified by the president or chief financial officer of Licensee to be true and correct showing the number and description of Products on hand, held for Licensee in inventory or otherwise, or in process.

  b. After expiration of the Term or earlier termination of this Agreement, except as otherwise provided in this Agreement and except in the event of termination pursuant to Paragraph 2.d. or 9.b. or subparagraph (iii), (iv) or (v) of Paragraph 12.b. or Paragraph 12.c., Licensee shall have the right to deplete existing inventories of Products bearing the IP for a period not to exceed six (6) months following the date of expiration or termination; provided, however, that Licensee acknowledges that the use of the IP during this 6-month period is non-exclusive. Further, during this 6-month period, Licensee shall to the best of its ability remove Product beyond its shelf life from store shelves and shall fully perform all its obligations required under this Agreement as if it had not expired or terminated. Within thirty (30) days of the expiration of this six month period, Licensee shall offer to sell to Nabisco its remaining inventory of Products, finished and in-process, and any packaging therefor together with its inventory of Associated Materials at Licensee's cost. Nabisco shall have thirty (30) days to accept the offer to sell this inventory. If Nabisco does not accept the offer, Licensee shall have an additional three (3) months from the date of Nabisco's notice that it does not intend to purchase such inventory in which to deplete any remaining inventory of Products. Thereafter the inventory shall be destroyed at Licensee's expense and a sworn certificate of destruction shall be furnished by Licensee to Nabisco in a form acceptable to Nabisco and executed by the chief operating officer or chief financial officer of Licensee.

14.  Effect of Termination
     ---------------------
  a. Upon termination of this Agreement, all rights granted to Licensee hereunder shall forthwith revert to Nabisco, and Licensee shall stop all further use of the IP or any further reference to them, direct or indirect, or any reproduction, counterfeit, copy or colorable imitation thereof, in connection with the manufacture, sale or distribution of Licensee's goods or other items of tangible or intangible property except as provided in Paragraph 13 above or otherwise in this Agreement. Licensee shall not initiate any new use of the IP or any colorable imitation thereof on its Associated Materials. Licensee shall be permitted to use its inventories of approved Associated Materials and to use the IP in existence at the time of service of a notice of termination hereunder, only for promotion or advertising in connection with its depletion of the Products. Licensee shall promptly execute and deliver, at Nabisco's expense, to Nabisco or its designee any and all documents required to transfer to Nabisco or its designee any IP rights or equities that may be vested in Licensee as a result of Licensee's use of the IP pursuant to this Agreement and, if any of the foregoing are not transferable, shall execute and file, at Nabisco's expense, with the appropriate authorities any and all documents required to effectuate or to evidence the surrender by Licensee of the right to use the IP.

  b. Licensee acknowledges that its manufacture, sale or distribution of the Products, or any other goods bearing the IP, after termination of this Agreement, except as provided in Paragraph 13 above, shall result in immediate and irreparable damage to which there is no remedy in law to Nabisco and to the rights of any subsequent Licensee. Licensee acknowledges and admits that there is no adequate remedy of law for its failure to cease such activities and that, in such event, Nabisco shall be entitled to equitable relief by way of such temporary and permanent injunctive relief as a court may deem just and proper.

  c. Licensee shall not be able to claim from Nabisco any damages or compensation for losses or expenses incurred or for loss of profits arising in any fashion from Nabisco's proper and lawful termination of this Agreement.

  d. Licensor shall not be able to claim from Licensee any damages or compensation for losses or expenses incurred or for loss of profits arising in any fashion from Licensee's proper and lawful termination of this Agreement.

  e. Termination of this Agreement for any reason shall not affect those obligations that have theretofor accrued or that, from the context hereof, are intended to survive termination of this Agreement.

15.  Representations
     ---------------
  a. In addition to all of the agreements, promises, guarantees, covenants, warranties and obligations herein contained, Licensee represents and warrants to Nabisco that it is a corporation organized and validly existing under the laws of the state of its incorporation with full power and authority to execute, deliver and fully perform the terms and conditions hereof, and that it is under no restriction or prohibition limiting its ability or right to execute, deliver and fully perform its obligations hereunder.

  b. In addition to all of the agreements, promises, guarantees, covenants, warranties and obligations herein contained, Licensor represents and warrants to Licensee that it is a corporation organized and validly existing under the laws of Canada, its jurisdiction of incorporation, with full power and authority to execute, deliver and fully perform all terms and conditions hereof, and that it is under no restriction or prohibition limiting its ability or right to execute, deliver and fully perform its obligations hereunder. Licensor further represents that use of the IP by Licensee pursuant to this Agreement will not conflict with the rights of any third parties.

16.  Disclaimer of Warranties and Representations by Nabisco
     -------------------------------------------------------
     Nabisco and Licensee make no warranty or representation whatsoever, express or implied, as to the amount of gross sales, net sales, profits or volume that Nabisco or Licensee, as the case may be, will derive from or may expect with respect to the sale of the Products.

17.  Notices
     -------
     Any notice or report sent pursuant to any provision of this Agreement shall be sent and shall be deemed given four (4) days after being sent by certified mail, return receipt requested, or will be deemed given when delivered in person or by facsimile transmission if confirmation copy is received by overnight courier on the following day, to the following addresses or such other addresses as shall be hereafter notified:

     If to Nabisco:      Nabisco Brands Company
                         Suite 2740
                         One South Wacker Drive
                         Chicago, Illinois  60606
                         Attention:  Kathleen Gallagher
                         Fax:  312-726-7027

     with a copy to:     Nabisco Ltd
                         10 Park Lawn Road
                         Etobicoke, Ontario
                         Canada  M8Y 3H8
                         Attention:  Corporate Secretary
                         Fax:  416-253-2783

     with a copy to:     Planters Company
                         100 DeForest Avenue
                         East Hanover, New Jersey  07936
                         Attention:  Ed Lyons
                         Fax:  201-503-3554

     If to Licensee:     Lincoln Snacks Company
                         4 High Ridge Park
                         Stamford, Connecticut  06905
                         Attention:  R. Scott Kirk
                         Fax:  203-329-4555

     with a copy to:     Noel Group, Inc.
                         667 Madison Avenue
                         Suite 2500
                         New York, New York  10021
                         Attention:  Karen Brenner
                         Fax: 212-758-8531

18.  Applicable Law
     --------------
     This Agreement shall be construed in accordance with the laws of the Province of Ontario and of Canada applicable to contracts executed and to be fully performed in such jurisdiction. With the exception of Paragraph 20.b., in all instances where U.S. legislation is referred to, as this Agreement applies to the Territory, such legislation shall also include all equivalent and applicable Canadian legislation. The parties attorn to the Courts of the Province of Ontario.

19.  No Joint Venture
     ----------------
     Nothing herein contained shall be construed to place the parties in the relationship of principal and agent, partners or joint venturers, and Licensee shall have no power to obligate or bind
  Nabisco in any manner whatsoever.

20.  Assignment or Sublicense
     ------------------------
  a. Neither party may assign, convey or transfer this Agreement or any part of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, (i) Nabisco acknowledges that Licensee is a party to a certain Revolving Credit, Term Loan and Security Agreement dated December 3, 1993, as amended, with the Bank of New York Commercial Corporation ("BNYCC"), pursuant to which Licensee has assigned its interest under this Agreement to BNYCC as collateral security for the performance of its obligations thereunder, and that the collateral security interest held by BNYCC or any other successor financial institution shall not be deemed to be an assignment of this Agreement, (ii) Licensee may assign, convey or transfer this Agreement in the event of a Change of Control provided that Nabisco shall not have exercised its right to terminate in accordance with and in the manner set forth in Paragraph 20.b. of this Agreement, and (iii) Nabisco may assign, convey or transfer this Agreement in connection with a sale of all or substantially all of the business or assets of Planters; provided, however, that the prior written consent of Licensee shall be required to assign this Agreement to any person who is engaged, directly or indirectly, in the ready-to-eat caramel popcorn business. In the event of a permitted assignment, conveyance or transfer, the holder or holders through assignment, transfer or conveyance of this Agreement or the rights granted hereunder shall be bound by all of the terms and conditions hereof applicable to its transferor.

  b. Licensee shall provide prompt written notice to Nabisco in the event of a Change of Control (as hereinafter defined). In such event, Nabisco shall have the right, exercisable within thirty days of the date of notice of a Change of Control, to terminate this Agreement by written notice, effective thirty days after the date of such notice of termination. In the event of termination of this Agreement as a result of a Change of Control, the provisions of Paragraph 14 shall apply. A "Change of Control" shall mean (i) a sale of substantially all of the business and assets of Licensee and (ii) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Noel Group, Inc. ("Noel") becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange
     Act) of more than 50% of the total aggregate voting power of all classes of the voting stock of Licensee, and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis. Notwithstanding anything to the contrary herein, a transfer by Noel of its interest in Licensee to a "liquidating trust" will not be deemed to be an assignment hereof.

  c. Notwithstanding Paragraph 20.b., the acquisition of any majority interest (i.e., 50% or more) of Licensee or Noel by a person or entity that is a competitor of Nabisco in the snack foods business shall be deemed an assignment for purposes of this Paragraph 20.

  d. During the term of this Agreement and any renewal period, Licensee shall promptly provide Licensor with copies of all Schedule 13D's and Schedule 13G's (and all amendments thereto) filed with the Securities and Exchange Commission relating to the beneficial ownership of Licensee's common stock.

  e. In the event Licensee assigns any benefits, rights, or duties hereunder without Nabisco's prior written consent, Nabisco may, at its sole discretion, terminate the agreement. Should this agreement be so terminated, Licensee shall have no cause of action against Nabisco in connection with such termination, including, but not limited to, any claim for damages or compensation for losses or expenses incurred, or for lost profits.

21.  Exclusivity
     -----------
     During the Term and any Renewal Term of this Agreement, Licensee or any other corporate entity in which Licensee has a majority interest shall not enter into any licensing agreement with any other person or entity for the development, manufacture, marketing or sale in the Territory of any ready-to-eat caramelized popcorn or nut product utilizing trademarks of any competitor of Nabisco in the nut, candy or snack food category; provided, however, that nothing in the foregoing shall prevent Licensee from entering into co-packing arrangements with any other person or entity that is a competitor of Nabisco in the candy, or snack food category, including, without limitation, co-packing arrangements for private label manufacture; and further provided that Licensee may, with Nabisco's prior written approval, which shall not be unreasonably withheld or delayed, enter into a licensing agreement with another person or entity that is a competitor of Nabisco in the nut, candy or snack food category to utilize trademarks of that person or entity solely for Licensee's Screaming Yellow Zonkers and Poppycock caramelized popcorn products.

22.  Waiver
     ------
     The failure of any party hereto to enforce any provision of this Agreement, or any right with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provision, right, or election, or in any way affect the validity of this Agreement. The failure of any party hereto to enforce any provision, right or election shall not prejudice such party from later enforcing or exercising that provision, right, or election which it has under this Agreement.

23.  Severability
     ------------
     In the event that any provision of this Agreement or any part thereof is held by a court to be invalid, the remainder of this Agreement shall be binding on the parties and construed as if the invalid provisions or parts thereof have been deleted from this Agreement.

24.  Paragraph/Paragraph Order and Headings
     --------------------------------------
     The section/paragraph order and headings are for convenience only and shall not be deemed to affect in any way the language, obligations or the provisions to which they refer.

25.  Entire Agreement
     ----------------
     This Agreement sets forth the entire understanding of the parties in respect of the subject matter hereof, and it may be amended or modified only in writing executed by each party hereto.

26.  Confidentiality
     ---------------
     Except as otherwise required by law, each party to this Agreement shall maintain the terms of this Agreement in confidence and shall not disclose the terms to any person except only to the extent necessary to that party's employees or, in the case of Nabisco, to the employees of its parent company, Nabisco, Inc., or to that party's legal, accounting and banking counsel as required to implement the Agreement. Neither party shall issue a public statement concerning or announcing this Agreement without the written consent of the other party, which shall not be unreasonably withheld or delayed.

NABISCO LTD                        LINCOLN SNACKS COMPANY

By:  /s/ W.H.M. Wilson             By: /s/ Kristine A. Crabs
    --------------------------     --------------------------------
    W.H. MICHAEL WILSON            Name:  Kristine A. Crabs
    Senior Vice President,         Title: Chief Financial Officer
    Personnel & Administration



By:  /s/ Simon Gulden
    -------------------------
    SIMON GULDEN         c/s
    Vice President, General
    Counsel & Secretary


                          EXHIBIT 1

                     FIDDLE FADDLE SKUs

  UPC        PRODUCT                             CASE PACK/SIZE
---------------------------------------------------------------------

  8085       5 oz. Butter Toffee Fiddle Faddle     12/5 oz.
  8075       5 oz. Caramel Fiddle Faddle           12/5 oz.
  8046       4.25 oz. Low Fat Fiddle Faddle        12/4.25 oz.

  98214-0    10 oz. Caramel Fiddle Faddle          12/10 oz.
  98233-0    10 oz. Butter Toffee Fiddle Faddle    12/10 oz.
  98433-0    8.5 oz. Fat Free Fiddle Faddle        12/8.5 oz.

  98228-0    15 oz. Caramel Fiddle Faddle          12/15 oz.
  98247-0    15 oz. Butter Toffee Fiddle Faddle    12/15 oz.
  98447-0    12.7 oz. Fat Free Fiddle Faddle       12/12.7 oz.



                          EXHIBIT 2

                 EARNED NET SALES STATEMENT
                             FOR

PRODUCT:-----------------------------------------------------------

QUARTER ENDED:-----------------------------------------------------

                    SALES CURRENT QUARTER

# of Units Sold        -------       Gross Sales            -------

Less:  Cash discounts and returns.                           (    )
Documentation submitted herewith.

                                        Net Sales           -------


                 SALES CONTRACT YEAR TO DATE

# of Units Sold        -------      Gross Sales              -------

Less:  Cash Discounts and returns.                            (    )
Documentation to be submitted herewith.

                                         Net Sales           -------
